Exhibit (j)(1)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to the Registration Statement No. 811-5361 on Form N-1A of Fidelity Boston Street Trust, of our report dated August 30, 2002 appearing in the Annual Report(s) to Shareholders of Fidelity Target Timeline 2003 for the year ended July 31, 2002.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP Deloitte & Touche LLP
Boston, Massachusetts
September 16, 2002